8x8 Names Go-to-Market Execs to Fuel Next Stage of Growth

New Chief Marketing Officer, Chief Customer Officer & Head of Commercial Sales To Build on Market Success

SAN JOSE, Calif. - January 16, 2020 - 8x8, Inc. (NYSE: EGHT), a leading integrated cloud communications platform, today announced the appointment of Marge Breya as Executive Vice President and Chief Marketing Officer, Samuel Wilson as Chief Customer Officer and Managing Director of EMEA and Homero Salinas as Global Vice President and Head of Commercial Sales.

“8x8 had a very strong quarter ending December 31 and it’s clear that the investments we’ve made this past year in our go-to-market demand engine, channel partner program and product innovation are paying off,” said Vik Verma, Chief Executive Officer at 8x8, Inc. “Today we are significantly strengthening our go-to-market and customer operations leadership and aligning the company with improved cost structure and operational efficiencies to deliver on our committed path to profitability. We look forward to providing a detailed business update on our February 4th earnings call.”

The Next Generation of Cloud Communications is Upon Us

“Today companies expect a seamless experience from voice to video to sharing -- whether in a meeting, an application or contact center. And without artificial internal or external boundaries,” continued Verma. “This market is a race to the cloud and we are uniquely positioned with the platform to make it happen. Our X Series product suite is the only integrated, single-stack technology platform in the market. Marge, Sam and Homero’s leadership will help us to further accelerate the business and capture the hearts, minds and wallets of partners, customers and prospects worldwide.”

Breya joins 8x8 with over 20 years of global leadership in technology business-to-business marketing. As CMO, she oversees both strategy and execution across all global marketing programs, including brand management, product marketing, demand generation, and ecommerce. Prior to 8x8, she most recently served as Senior Executive Vice President and Chief Marketing Officer at MicroStrategy. Breya has held Chief Marketing or executive operating roles at Informatica, SAP, Hewlett-Packard Company, BEA Systems, and Business Objects. She is also an independent director on the boards of LSC Communications (NYSE: LKSD) and privately-held NS1. Breya received a B.S. in Electrical Engineering from the University of Illinois and an M.B.A. from the University of Oregon.

In the newly created role of Chief Customer Officer, Wilson manages the complete customer lifecycle globally, including professional services, implementation, customer support and associated enablement teams. In addition, he serves as Managing Director of EMEA, based in London, overseeing the company’s expansion in the UK and Europe. Wilson is a seasoned sales and operations executive with more than 20 years of experience. Prior to this promotion, he was 8x8’s SVP for the global small business and US mid-market sales for over two years where he built out the sales engine and drove better-than-market growth. Wilson was also responsible for building out the company’s eCommerce capabilities and initiative that’s helping to drive the flywheel of adding customers and reducing acquisition costs

In addition, 8x8 has promoted Homero Salinas to Global Vice President of Commercial Sales. Salinas has global responsibilities for leading inside sales for the full 8x8 portfolio. He has more than 15 years of sales and operations experience, most recently leading contact center sales efforts for 8x8 as the General Manager of Global CCaaS. Prior to joining 8x8, Salinas was SVP of Sales Operations and Performance at Five9 where he played a pivotal role in expanding that company’s mid-market practice.

Third Quarter Fiscal 2020 Conference Call Details

As previously communicated, the company will report Q3 fiscal 2020 financial results on February 4, 2020 after the market closes. Interested parties are invited to listen to the conference call at 2pm pacific time.

About 8x8, Inc.
8x8, Inc. (NYSE: EGHT) is transforming the future of business communications as a leading Software-as-a-Service provider of voice, video, chat, contact center and enterprise-class API solutions powered by one global cloud communications platform. 8x8 empowers workforces worldwide to connect individuals and teams so they can collaborate faster and work smarter. Real-time business analytics and intelligence provide businesses unique insights across all interactions and channels so they can delight end-customers and accelerate their business. For additional information, visit www.8x8.com, or follow 8x8 on LinkedIn, Twitter and Facebook.

8x8® and 8x8 X Series™ are trademarks of 8x8, Inc.

8x8 Media:
John Sun, 1-408-692-7054
john.sun@8x8.com

8x8 Investor Relations:
Victoria Hyde-Dunn, 1-669-333-5200
victoria.hyde-dunn@8x8.com